Exhibit 4.13

BROOKFIELD RENEWABLE ENERGY L.P.

FIRST AMENDMENT TO AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

THIS AMENDMENT (the “Amendment”) to the Amended and Restated Limited Partnership Agreement dated as of November 20, 2011 (the “Agreement”) of Brookfield Renewable Energy L.P. (the “Partnership”) is made as of the 4th day of May 2012, by the undersigned. Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

WHEREAS, pursuant to Section 17.1 of the Agreement, subject to compliance with the requirements of the Limited Partnership Act and the Exempted Partnerships Act, the General Partner (pursuant to its power of attorney from the Limited Partners), without the approval of any Limited Partner, may amend any provision of the Agreement to reflect certain changes, as provided for in Section 17.1.13, including a change that, as determined by the General Partner in its sole discretion, does not adversely affect the Limited Partners as a whole (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect;

AND WHEREAS, the board of directors of the General Partner, on behalf of the Partnership, resolved on May 4th , 2012 to permit the deletion of requirements in the Agreement relating to the publication and audit of financial statements of the Partnership;

AND WHEREAS, the General Partner desires to amend the Agreement as set out herein;

NOW THEREFORE,

1.	Amendment

Section 11.4 of the Agreement and all subsections therein are hereby amended by being deleted in their entirety.

2.	This amendment shall be effective upon the date first written above.

3.	Except as modified herein, all terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the General Partner has executed this Amendment as of the date first above written.

BROOKFIELD RENEWABLE ENERGY L.P., by its general partner BREP Holding L.P., by its general partner BRP Bermuda GP Limited

By:	“Gregory E. A. Morrison”
Name: Gregory E. A. Morrison
Title: President